Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-84594 and 333-70702 on Form S-3, and 2-82760, 33-6369, 033-63193, 333-62070, 333-113204, 333-116192 and 333-17701 on Form S-8, of Peoples Energy Corporation, of our report dated December 14, 2006 relating to the consolidated financial statements and financial statement schedules of Peoples Energy Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of FASB Interpretation No. 47, “Conditional Asset Retirement Obligations”) and of our report dated December 14, 2006 relating to management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Peoples Energy Corporation for the year ended September 30, 2006.

DELOITTE & TOUCHE LLP

Chicago, Illinois
December 14, 2006